Exhibit 99.1
Ellington Financial Inc. Reports Third Quarter 2026 Results
OLD GREENWICH, Connecticut—November 4, 2026
Ellington Financial Inc. (NYSE: EFC) ("we") today reported financial results for the quarter ended September 30, 2026.
Highlights
•Net income attributable to common stockholders of $40.4 million, or $0.31 per common share, including unallocated Corporate/Other income and expense items.
◦$61.1 million, or $0.47 per common share, from the investment portfolio segment.
◦$12.5 million, or $0.10 per common share, from the Longbridge segment.
•Adjusted Distributable Earnings1 of $58.0 million, or $0.45 per common share, including incentive fee expense of $0.9 million, or $0.01 per common share, and other unallocated Corporate/Other income and expense items.
◦$77.6 million, or $0.60 per common share, from the investment portfolio segment.
◦$8.6 million, or $0.07 per common share, from the Longbridge segment.
•Book value per common share of $13.53 as of September 30, 2026, including the effects of dividends of $0.39 per common share for the quarter.
•Recourse debt-to-equity ratio2 of 2.2:1 as of September 30, 2026. Including all recourse and non-recourse borrowings, which primarily consist of securitization-related liabilities, debt-to-equity ratio of 9.4:12.
◦25% of total recourse borrowings2 are long-term and non-mark-to-market.
◦17% of total recourse borrowings2 are unsecured.
◦Weighted average remaining term of repo borrowings2 is 8.9 months.
•Total unencumbered assets3 of $1.92 billion, consisting of cash and cash equivalents of $269.5 million and other unencumbered assets of $1.66 billion as of September 30, 2026.
•Issued 2,496,140 common shares under the ATM program at an average price of $13.61 per share, during the quarter. Subsequent to quarter end, repurchased 329,045 shares at an average price of $11.44 per share.4
•Issued $150 million of 7.375% senior unsecured notes due 2030 in an add-on offering, bringing the series to $550 million outstanding.
Third Quarter 2026 Results
“Ellington Financial delivered strong results in a challenging market. Despite rising interest rates, and widening yield spreads late in the quarter, we generated GAAP net income of $0.31 per share and an annualized economic return of 9.4%, preserved book value per share, and produced adjusted distributable earnings in excess of our dividends,” said Laurence Penn, Chief Executive Officer and President.
“We benefited from meaningful contributions from retained tranches from non-QM and Agency-eligible securitizations, commercial mortgage bridge loans, and corporate credit. Our loan originator investments, particularly LendSure, delivered standout results. Longbridge also contributed positively, as higher origination volumes and hedging gains outweighed narrower origination margins and lower proprietary securitization gains. Credit performance remained strong across the portfolio, and our interest rate hedges and credit hedges successfully cushioned the impact of late-quarter volatility.
“In September, we issued $150 million of senior unsecured notes at a yield spread over Treasuries that was approximately 70 basis points tighter than last year’s issuance, supported by strong institutional demand. The offering proved well timed, providing additional dry powder ahead of the late-quarter market selloff and advancing our long-term strategy to reduce reliance on secured, mark-to-market financing. Prior to the offering, Moody’s changed our rating outlook to Positive, citing our stronger funding profile, solid earnings, and improving asset quality.
“Our ample liquidity, together with proceeds from the notes offering and capital released through securitizations, supported meaningful growth in our loan portfolios. Our residential loan portal continues to attract a broader seller base, connecting us with 57 sellers and generating $1.6 billion in loan purchases during the quarter, which complemented loan flow from
1 Adjusted Distributable Earnings is a non-GAAP financial measure. See "Reconciliation of Net Income (Loss) to Adjusted Distributable Earnings" below for an explanation regarding the calculation of Adjusted Distributable Earnings.
2 Excludes borrowings collateralized by U.S. Treasury securities.
3 Total unencumbered assets is calculated in accordance with the definition of "Consolidated Unencumbered Assets" set forth in the indenture governing our 7.375% Senior Notes due September 30, 2030.
4 Issuance and repurchase prices do not include commissions.

Longbridge and other channels. We also completed our acquisition of a controlling interest in Statebridge, a diversified loan servicer, which should enable us to apply our data and workout expertise more directly to delinquent loans and REO, with the goal of further improving loss mitigation and enhancing recoveries throughout the credit cycle.
“In July and August, we raised common equity at book value under our ATM program. Then, we repurchased common stock accretively over several days following quarter end, after our common stock price had dropped to approximately 85% of our most recently reported book value per share. The opportunity was brief, limiting our repurchases to just under $4 million. Under normal market conditions, should similarly accretive repurchase opportunities arise again, we would expect to take advantage of them.
“Looking ahead, our diversified business model and proprietary sourcing channels, together with our flexible balance sheet and disciplined risk management, should position us well to capitalize on the attractive investment opportunities that we see developing in the wake of the recent spikes in interest rates and volatility.”
Financial Results
Investment Portfolio Segment
The investment portfolio segment generated net income attributable to common stockholders of $61.1 million in the third quarter.
The total adjusted long portfolio5 increased by 4.5% sequentially, to $4.70 billion as of September 30, 2026. The increase was driven by net purchases of residential transition loans, closed-end second lien loans, Agency-eligible residential mortgage loans, prime jumbo residential mortgage loans, commercial mortgage bridge loans, and a larger portfolio of retained RMBS. These increases were partially offset by the impact of continued securitization activity and a smaller Agency RMBS portfolio.
Key Highlights6:
•Net interest income remained robust, while net gains on hedges more than offset net realized and unrealized losses. Earnings from unconsolidated entities also contributed to the positive results.
•Strong performance across several strategies, led by retained tranches from securitizations of non-QM and Agency-eligible loans, commercial mortgage bridge loans, and equity investments in loan originators, particularly LendSure. Additional positive contributions from retained tranches of closed-end second lien loan securitizations, non-Agency RMBS, CLOs, and corporate debt and equity.
•These contributions were partially offset by negative results in warehoused non-QM whole loans, residential transition loan retained tranches, CMBS, and residential and commercial REO.
•Strong credit performance across our loan businesses, with sequentially lower 90-day delinquency rates and continued low life-to-date realized loan losses.
During the quarter, the net interest margin7 on our investment portfolio increased to 3.55% from 3.36%, as higher asset yields were only partially offset by higher funding costs. We also benefited from modestly higher positive carry on our interest rate swaps, with our weighted average receive rate continuing to exceed our weighted average pay rate.
During the quarter, we acquired a controlling interest in Statebridge Company, LLC ("Statebridge"), a diversified loan servicer. As of September 30, 2026, Statebridge serviced approximately 14,700 loans with an aggregate unpaid principal balance ("UPB") of $1.9 billion, nearly all for third-party clients, comprising approximately 3,500 non-QM and RTL loans with $1.1 billion of UPB, approximately 4,900 qualifying-mortgage loans with $0.6 billion of UPB, and approximately 6,300 consumer installment and commercial mortgage loans with $0.2 billion of UPB.

5 Excludes non-retained tranches of consolidated securitization trusts.
6 Sector-level results include associated financing costs and hedging gains/losses, where applicable.
7 Net interest margin represents the weighted average asset yield less the weighted average secured financing cost of funds on such assets. It also includes the effect of actual and accrued periodic payments on interest rate swaps used to hedge the assets.

Longbridge Segment
The Longbridge segment reported net income attributable to common stockholders of $12.5 million, compared with $30.2 million in the second quarter. Adjusted Distributable Earnings were $8.6 million, compared with $28.9 million in the second quarter. The sequential decline primarily reflected narrower origination margins and reduced proprietary reverse mortgage securitization gains.
Longbridge originated $676.3 million of loans during the quarter, up 36% year over year, contributing to a 59% sequential increase in the net Longbridge portfolio5 to $1.0 billion as of September 30, 2026. Much of this increase was reversed upon the October settlement of a proprietary reverse mortgage loan securitization that priced in September.
Key Highlights6:
•Positive contribution from originations, driven by sequentially higher origination volumes and net gains from a proprietary reverse mortgage loan securitization priced during the quarter, partially offset by origination margin compression amid higher interest rates.
•Positive contribution from servicing, reflecting strong tail securitization executions, steady base servicing net income, and gains on MSR-related hedges, partially offset by a mark-to-market loss on the HMBS MSR.
•Significant net gains on "enterprise" interest-rate hedges intended to mitigate the potential impact of higher interest rates on origination profits.
•Net unrealized loss on the retained tranches of consolidated proprietary reverse mortgage loan securitization trusts, driven by revised home price projections.
•Achieved a quarterly record HMBS market share of 31%, ranking as the second-largest issuer in the market, according to Bloomberg.
Corporate/Other Summary
The net loss in Corporate/Other narrowed quarter over quarter, primarily driven by a smaller combined net loss on our unsecured debt and interest rate hedges. Higher interest rates during the third quarter resulted in losses on the fixed receiver interest rate swaps used to hedge the fixed payments on our unsecured notes and preferred equity. These losses exceeded the net gains on our unsecured notes.
Our unsecured notes generated mark-to-market gains as a result of higher interest rates, although this was partially offset by credit spread tightening on our existing notes, reflecting the tighter pricing achieved on our September add-on offering. Related debt issuance costs were fully expensed at issuance. We also recorded a realized loss on the par redemption of our 6% senior notes, which were carried at a discount to par. Finally, results reflected a higher income tax expense.

Investment Portfolio(1)
The following table summarizes our long investment portfolio holdings as of September 30, 2026 and June 30, 2026:

	September 30, 2026		June 30, 2026
($ in thousands)	Fair Value	%	Fair Value	%
Dollar denominated:
Agency-eligible residential mortgage loans and retained RMBS(5)(7)	$240,584	4.0%	$183,466	3.1%
Agency Pass-throughs	167,312	2.8%	189,747	3.2%
CLOs	102,302	1.7%	89,251	1.5%
CMBS	16,837	0.3%	22,713	0.4%
Commercial mortgage loans(2)(4)	912,459	15.1%	836,662	14.1%
Consumer loans and ABS backed by consumer loans(5)	154,268	2.5%	149,924	2.5%
Corporate debt and equity and corporate loans	43,056	0.7%	42,158	0.7%
Debt and equity investments in loan origination-related entities(6)	108,060	1.8%	97,313	1.6%
Forward MSR-related investments	74,379	1.2%	75,901	1.3%
Home equity line of credit and closed-end second lien loans and retained RMBS(5)(7)	352,363	5.8%	301,369	5.1%
Non-QM loans and retained RMBS(2)(5)(7)	2,343,828	38.8%	2,686,668	45.3%
Other RMBS and interest-only strips	134,984	2.2%	118,041	2.0%
Prime jumbo residential mortgage loans	77,232	1.3%	—	—%
Residential transition loans(2)	1,148,977	19.0%	956,820	16.1%
Other residential mortgage loans(2)(3)	43,049	0.7%	39,593	0.7%
Other investments(8)(9)	66,870	1.1%	74,118	1.3%
Non-Dollar denominated:
CLOs	5,541	0.1%	11,803	0.2%
RMBS(10)	29,662	0.5%	27,631	0.5%
Other residential mortgage loans	23,581	0.4%	24,737	0.4%
Total long investment portfolio	$6,045,344	100.0%	$5,927,915	100.0%
Adjustments:
Less: Non-retained tranches of consolidated securitization trusts	1,349,340		1,432,634
Total adjusted long investment portfolio	$4,696,004		$4,495,281
(1)This information does not include U.S. Treasury securities, securities sold short, or financial derivatives.
(2)Includes related REO. In accordance with U.S. GAAP, REO is not considered a financial instrument and as a result is included at the lower of cost or fair value.
(3)Other residential mortgage loans include secondary market purchases of non-performing and re-performing mortgage loans and "scratch-and-dent" residential mortgage loans.
(4)Includes equity investments in unconsolidated entities holding commercial mortgage loans and REO and corporate loans secured by commercial mortgage loans. Such amounts represent the fair value of the underlying commercial mortgage loans net of the financing liabilities of the unconsolidated entity. The aggregate gross fair value of commercial mortgage loans held by us and our respective portion of the loans held by such unconsolidated entities was $1.12 billion and $1.03 billion, as of September 30, 2026 and June 30, 2026, respectively.
(5)Includes equity investments in securitization-related vehicles.
(6)Includes corporate loans made to certain loan origination entities in which we hold an equity investment.
(7)Retained RMBS represents RMBS issued by non-consolidated Ellington-sponsored loan securitization trusts, and interests in entities holding such RMBS.
(8)Includes equity investment in Ellington affiliate.
(9)Includes equity investment in an unconsolidated entity which purchases certain other loans for eventual securitization.
(10)Includes loans to entities which purchase residential mortgage loans for eventual securitization.

Longbridge Portfolio
Longbridge originates reverse mortgage loans, including (i) home equity conversion mortgage loans, or "HECMs," which are insured by the FHA, and (ii) "proprietary reverse mortgage loans," which are not FHA-insured. HECMs are eligible for inclusion in GNMA-guaranteed HECM-backed MBS, or "HMBS." Upon securitization, the HECMs remain on our balance sheet under GAAP. We have securitized certain proprietary reverse mortgage loans originated by Longbridge and have retained certain related securitization tranches in compliance with credit risk retention rules. Longbridge has typically retained the MSRs associated with the loans it has originated. Longbridge also originates home equity lines of credit, or "HELOCs," designed for homeowners aged 62 or older.
The following table summarizes loan-related assets(1) in the Longbridge segment as of September 30, 2026 and June 30, 2026:

	September 30, 2026	June 30, 2026
	(In thousands)
HMBS assets(2)(5)	$11,403,917	$11,184,939
Less: HMBS liabilities	(11,294,032)	(11,057,752)
HMBS MSR(3)	109,885	127,187
Unsecuritized HECM loans(4)(5)	165,566	178,139
Proprietary reverse mortgage loans(6)	2,626,342	2,299,122
Reverse MSRs	30,289	30,040
Total	2,932,082	2,634,488
Less: Non-retained tranches of consolidated securitization trusts	1,902,575	1,985,145
Total, excluding non-retained tranches of consolidated securitization trusts	$1,029,507	$649,343
(1)This information does not include financial derivatives or loan commitments.
(2)Includes HECM loans, related REO, and claims or other receivables.
(3)When Longbridge pools HECM loans into HMBS, such transfers do not qualify as sales under U.S. GAAP, and as a result, such transactions are treated as secured borrowings on our Consolidated Balance Sheet; the pooled HECM loans are included in Loans, at fair value, and the related liabilities are reflected as HMBS-related obligations, at fair value. After pooling the HECM loans into HMBS, Longbridge retains the mortgage servicing rights associated with such HECM loans (the "HMBS MSR").
(4)As of September 30, 2026, includes $25.2 million of active HECM buyout loans, $28.0 million of inactive HECM buyout loans, $8.1 million of other inactive HECM loans, and $5.1 million of REO. As of June 30, 2026, includes $26.9 million of active HECM buyout loans, $21.3 million of inactive HECM buyout loans, $7.5 million of other inactive HECM loans, and $5.0 million of REO.
(5)Includes REO. In accordance with U.S. GAAP, REO is not considered a financial instrument and as a result is included at the lower of cost or fair value.
(6)As of September 30, 2026, includes $1.9 billion of securitized proprietary reverse mortgage loans and related REO, $30.8 million of cash held in a securitization reserve fund, and $21.0 million of investment related receivables. As of June 30, 2026, includes $2.0 billion of securitized proprietary reverse mortgage loans and related REO, $30.5 million of cash held in a securitization reserve fund, and $30.8 million of investment related receivables.
The following table summarizes Longbridge's origination volumes by product and channel for the three-month periods ended September 30, 2026 and June 30, 2026:

($ In thousands)	September 30, 2026			June 30, 2026
	Units	New Loan Origination Volume(1)	% of New Loan Origination Volume	Units	New Loan Origination Volume(1)	% of New Loan Origination Volume
HECM loans
Wholesale and correspondent	1,408	$194,509	29%	1,399	$199,505	34%
Retail	592	63,994	9%	583	73,992	12%
Total HECM loans	2,000	258,503	38%	1,982	273,497	46%
Proprietary reverse mortgage loans(2)
Wholesale and correspondent	592	294,318	44%	439	228,308	39%
Retail	366	123,517	18%	234	87,849	15%
Total proprietary reverse mortgage loans	958	$417,835	62%	673	$316,157	54%
Total	2,958	$676,338	100%	2,655	$589,654	100%
(1)Represents initial borrowed amounts on reverse mortgage loans.
(2)Includes HELOCs.

In accordance with U.S. GAAP, HECM loans remain on our balance sheet after securitization. The carrying value of the HMBS assets net of the HMBS liabilities, approximates the value of the HMBS MSR. The following table presents a rollforward of the HMBS MSR for the three-month periods ended September 30, 2026 and June 30, 2026:

	Three-Month Period Ended
(In thousands)	September 30, 2026	June 30, 2026
Beginning balance	$127,187	$128,210
Originations	10,396	10,930
Change in fair value due to:
Runoff	(9,707)	(9,702)
Change in valuation inputs and assumptions	(17,991)	(2,251)
Ending balance	$109,885	$127,187
The following table presents the net profit (loss) related to the HMBS MSR, as discussed above, for the three-month periods ended September 30, 2026 and June 30, 2026:

	Three-Month Period Ended
(In thousands)	September 30, 2026	June 30, 2026
Net servicing revenue	$16,138	$14,956
Change in fair value due to:
Runoff	(9,707)	(9,702)
Change in valuation inputs and assumptions	(17,991)	(2,251)
Gains (losses) on associated hedges	15,807	2,812
Net profit (loss)	$4,247	$5,815
The following table presents a rollforward of our purchased MSRs and MSRs retained on certain proprietary reverse mortgage loans, which are reported on our Condensed Consolidated Balance Sheet as Mortgage servicing rights, at fair value, for the three-month periods ended September 30, 2026 and June 30, 2026:

	Three-Month Period Ended
(In thousands)	September 30, 2026	June 30, 2026
Beginning balance	$30,040	$30,192
Change in fair value due to:
Runoff	(75)	(153)
Change in valuation inputs and assumptions	324	1
Ending balance	$30,289	$30,040
The following table presents the net profit (loss) on our MSRs, as discussed above, for the three-month periods ended September 30, 2026 and June 30, 2026:

	Three-Month Period Ended
(In thousands)	September 30, 2026	June 30, 2026
Net servicing revenue	$1,803	$1,804
Change in fair value due to:
Runoff	(75)	(153)
Change in valuation inputs and assumptions	324	1
Gains (losses) on associated hedges	774	498
Net profit (loss)	$2,826	$2,150

Financing
Key Highlights:
•Issued $150 million of 7.375% senior unsecured notes due 2030 in an add-on offering, bringing the series to $550 million outstanding.
•Repaid $37.75 million of 6% unsecured notes, which matured on August 1, 2026.
•Recourse Debt-to-Equity Ratio, excluding borrowings collateralized by U.S. Treasury securities and adjusted for unsettled purchases and sales, increased to 2.2:1 as of September 30, 2026 from 1.9:1 as of June 30, 2026. This increase reflected the net increase in unsecured notes outstanding, as well as an increase in warehouse borrowings for loans awaiting securitization. The effect of higher recourse borrowings on the ratio was partially offset by securitization activity and higher total equity.
•Overall Debt-to-Equity Ratio, excluding borrowings collateralized by U.S. Treasury securities and adjusted for unsettled purchases and sales, increased to 9.4:1 as of September 30, 2026 from 9.2:1 as of June 30, 2026.
The following table summarizes our outstanding borrowings and debt-to-equity ratios as of September 30, 2026 and June 30, 2026:

	September 30, 2026		June 30, 2026
	Outstanding Borrowings(1)	Debt-to-Equity Ratio(2)	Outstanding Borrowings(1)	Debt-to-Equity Ratio(2)
	(In thousands)		(In thousands)
Recourse borrowings(3)	$4,597,082	2.3:1	$3,984,015	2.0:1
Non-recourse borrowings(3)	14,567,378	7.2:1	14,509,085	7.3:1
Total Borrowings	$19,164,460	9.4:1	$18,493,100	9.2:1
Total Equity	$2,033,006		$1,999,436
Recourse borrowings excluding borrowings collateralized by U.S. Treasury securities, adjusted for unsettled purchases and sales		2.2:1		1.9:1
Total borrowings excluding borrowings collateralized by U.S. Treasury securities, adjusted for unsettled purchases and sales		9.4:1		9.2:1
(1)Includes borrowings under repurchase agreements, other secured borrowings, other secured borrowings, at fair value, and unsecured debt, at par.
(2)Recourse and overall debt-to-equity ratios are computed by dividing outstanding recourse and overall borrowings, respectively, by total equity. Debt-to-equity ratios do not account for liabilities other than debt financings.
(3)All of our non-recourse borrowings are secured by collateral. In the event of default under a non-recourse borrowing, the lender has a claim against the collateral but not any of the other assets held by us or our consolidated subsidiaries. In the event of default under a recourse borrowing, the lender's claim is not limited to the collateral (if any).

Operating Results
The following table summarizes our operating results by segment for the three-month period ended September 30, 2026:

(In thousands except per share amounts)	Investment Portfolio	Longbridge	Corporate/Other	Total	Per Share
Interest income and other income(1)	$118,455	$62,077	$1,652	$182,184	$1.39
Interest expense	(53,261)	(37,414)	(11,054)	(101,729)	(0.78)
Realized gain (loss), net	(13,409)	(225)	(2,235)	(15,869)	(0.12)
Unrealized gain (loss), net	(14,347)	(27,476)	8,835	(32,988)	(0.25)
Net change from reverse mortgage loans and HMBS obligations	—	12,856	—	12,856	0.10
Earnings in unconsolidated entities	2,098	—	—	2,098	0.02
Interest rate hedges and other activity, net(2)	32,912	49,686	(8,224)	74,374	0.57
Credit hedges and other activities, net(3)	(1,118)	11	—	(1,107)	(0.01)
Income tax (expense) benefit	—	—	(1,987)	(1,987)	(0.02)
Investment and transaction related expenses	(5,730)	(14,585)	(2,078)	(22,393)	(0.17)
Other expenses	(3,693)	(32,458)	(13,355)	(49,506)	(0.38)
Net income (loss)	61,907	12,472	(28,446)	45,933	0.35
Dividends on preferred stock	—	—	(4,205)	(4,205)	(0.03)
Net (income) loss attributable to non-participating non-controlling interests	(834)	—	(4)	(838)	(0.01)
Net income (loss) attributable to common stockholders and participating non-controlling interests	61,073	12,472	(32,655)	40,890	0.31
Net (income) loss attributable to participating non-controlling interests	—	—	(508)	(508)	—
Net income (loss) attributable to common stockholders	$61,073	$12,472	$(33,163)	$40,382	$0.31
Net income (loss) attributable to common stockholders per share of common stock	$0.47	$0.10	$(0.26)	$0.31
Weighted average shares of common stock and convertible units(4) outstanding				131,010
Weighted average shares of common stock outstanding				129,384
(1)Other income primarily consists of rental income on real estate owned, loan origination fees, and servicing income.
(2)Includes U.S. Treasury securities, if applicable.
(3)Other activities include certain equity and other trading strategies and related hedges, and net realized and unrealized gains (losses) on foreign currency.
(4)Convertible units include Operating Partnership units attributable to participating non-controlling interests.

The following table summarizes our operating results by segment for the three-month period ended June 30, 2026:

(In thousands except per share amounts)	Investment Portfolio	Longbridge	Corporate/Other	Total	Per Share
Interest income and other income(1)	$119,933	$53,350	$1,531	$174,814	$1.37
Interest expense	(52,643)	(30,667)	(11,226)	(94,536)	(0.74)
Realized gain (loss), net	(19,742)	(644)	—	(20,386)	(0.16)
Unrealized gain (loss), net	13,980	21,730	(16,318)	19,392	0.15
Net change from reverse mortgage loans and HMBS obligations	—	30,877	—	30,877	0.24
Earnings in unconsolidated entities	10,975	—	—	10,975	0.09
Interest rate hedges and other activity, net(2)	16,948	8,842	(4,600)	21,190	0.17
Credit hedges and other activities, net(3)	(6,227)	(1,990)	—	(8,217)	(0.06)
Income tax (expense) benefit	—	—	(52)	(52)	—
Investment and transaction related expenses	(6,964)	(19,637)	—	(26,601)	(0.21)
Other expenses	(3,353)	(31,613)	(14,455)	(49,421)	(0.39)
Net income (loss)	72,907	30,248	(45,120)	58,035	0.46
Dividends on preferred stock	—	—	(4,205)	(4,205)	(0.04)
Net (income) loss attributable to non-participating non-controlling interests	1,279	—	(4)	1,275	0.01
Net income (loss) attributable to common stockholders and participating non-controlling interests	74,186	30,248	(49,329)	55,105	0.43
Net (income) loss attributable to participating non-controlling interests	—	—	(702)	(702)	—
Net income (loss) attributable to common stockholders	$74,186	$30,248	$(50,031)	$54,403	$0.43
Net income (loss) attributable to common stockholders per share of common stock	$0.59	$0.24	$(0.40)	$0.43
Weighted average shares of common stock and convertible units(4) outstanding				127,259
Weighted average shares of common stock outstanding				125,637
(1)Other income primarily consists of rental income on real estate owned, loan origination fees, and servicing income.
(2)Includes U.S. Treasury securities, if applicable.
(3)Other activities include certain equity and other trading strategies and related hedges, and net realized and unrealized gains (losses) on foreign currency.
(4)Convertible units include Operating Partnership units attributable to participating non-controlling interests.
About Ellington Financial
Ellington Financial invests in a diverse array of financial assets, including residential and commercial mortgage loans and mortgage-backed securities, reverse mortgage loans, mortgage servicing rights and related investments, consumer loans, asset-backed securities, collateralized loan obligations, non-mortgage and mortgage-related derivatives, debt and equity investments in loan origination companies, and other strategic investments. Ellington Financial is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Thursday, November 5, 2026, to discuss our financial results for the quarter ended September 30, 2026. To register for the conference call, please complete the online registration form at https://register-conf.media-server.com/register/BI2a62bf3c77984c0dbf708160a1dddf96. International participants should use the same link. Upon registering, you will receive the appropriate dial-in information and a unique PIN to join the conference call, along with an email confirmation containing these details.
The conference call will be webcast live and can be accessed at https://edge.media-server.com/mmc/p/95kxph84. Please allow at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. A replay of the conference call will be available shortly after the call and archived on the Company's website at www.ellingtonfinancial.com. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.ellingtonfinancial.com under "For Investors—Presentations."
A replay of the conference call will be available on demand shortly after the conclusion of the call at , and will also be archived on our web site at www.ellingtonfinancial.com under “For Investors.”

Cautionary Statement Regarding Forward-Looking Statements
This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek" or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Forward-looking statements are based on our beliefs, assumptions and expectations of our future operations, business strategies, performance, financial condition, liquidity and prospects, taking into account information currently available to us. These beliefs, assumptions, and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations and strategies may vary materially from those expressed or implied in our forward-looking statements. The following factors are examples of those that could cause actual results to vary from our forward-looking statements: changes in interest rates and the market value of our investments, market volatility, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940, our ability to maintain our qualification as a real estate investment trust, or "REIT," and other changes in market conditions and economic trends, such as changes to fiscal or monetary policy, heightened inflation, slower growth or recession, and currency fluctuations. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of our Annual Report on Form 10-K, which can be accessed through our website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
This release and the information contained herein do not constitute an offer of any securities or solicitation of an offer to purchase securities.

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Nine-Month Period Ended
	September 30, 2026	June 30, 2026	September 30, 2026
(In thousands, except per share amounts)
NET INTEREST INCOME
Interest income	$174,687	$170,837	$495,026
Interest expense	(105,735)	(98,551)	(292,535)
Total net interest income	68,952	72,286	202,491
Other Income (Loss)
Realized gains (losses) on securities and loans, net	(7,659)	(13,104)	(6,048)
Realized gains (losses) on financial derivatives, net	35,294	4,987	59,452
Realized gains (losses) on real estate owned, net	(1,498)	(7,083)	(11,726)
Realized gains (losses) on unsecured borrowings, at fair value	(2,235)	—	(2,235)
Unrealized gains (losses) on securities and loans, net	(150,973)	15,948	(154,638)
Unrealized gains (losses) on financial derivatives, net	33,051	4,471	44,565
Unrealized gains (losses) on real estate owned, net	(1,524)	1,565	1,296
Unrealized gains (losses) on other secured borrowings, at fair value, net	121,380	10,216	138,589
Unrealized gains (losses) on unsecured borrowings, at fair value	8,835	(16,318)	13,705
Net change from HECM reverse mortgage loans, at fair value	85,403	152,018	472,457
Net change related to HMBS obligations, at fair value	(72,547)	(121,141)	(387,796)
Litigation settlement income	—	—	17,000
Other, net	1,242	19,289	25,010
Total other income (loss)	48,769	50,848	209,631
EXPENSES
Base management fee to affiliate, net of rebates	7,344	7,356	21,800
Incentive fee to affiliate	902	919	21,043
Investment and transaction related expenses:
Servicing expense	8,430	7,933	24,163
Debt issuance costs related to Other secured borrowings, at fair value	—	4,158	6,482
Debt issuance costs related to unsecured borrowings, at fair value	2,078	—	2,078
Other	11,885	14,510	36,097
Professional fees	3,165	2,917	9,717
Compensation and benefits	28,589	28,398	78,793
Other expenses	9,506	9,831	28,120
Total expenses	71,899	76,022	228,293
Net Income (Loss) before Income Tax Expense (Benefit) and Earnings from Investments in Unconsolidated Entities	45,822	47,112	183,829
Income tax expense (benefit)	1,987	52	3,005
Earnings (losses) from investments in unconsolidated entities	2,098	10,975	30,637
Net Income (Loss)	45,933	58,035	211,461
Net Income (Loss) attributable to non-controlling interests	1,346	(573)	2,950
Dividends on preferred stock	4,205	4,205	14,293
Issuance costs of redeemed preferred stock	—	—	3,966
Net Income (Loss) Attributable to Common Stockholders	$40,382	$54,403	$190,252
Net Income (Loss) per Common Share:
Basic and Diluted	$0.31	$0.43	$1.51
Weighted average shares of common stock outstanding	129,384	125,637	125,606
Weighted average shares of common stock and convertible units outstanding	131,010	127,259	127,114

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(In thousands, except share and per share amounts)	September 30, 2026	June 30, 2026	December 31, 2025(1)
ASSETS
Cash and cash equivalents	$269,485	$247,473	$201,893
Restricted cash	33,187	42,373	136,297
Securities, at fair value	1,225,486	1,230,743	1,034,882
Loans, at fair value	18,502,857	17,874,430	16,640,647
Loan commitments, at fair value	9,734	10,191	9,124
Forward MSR-related investments, at fair value	74,379	75,901	77,852
Mortgage servicing rights, at fair value	30,289	30,040	28,913
Investments in unconsolidated entities, at fair value	384,570	402,259	312,421
Real estate owned	101,727	81,042	75,548
Financial derivatives–assets, at fair value	346,562	174,889	142,723
Reverse repurchase agreements	661,830	577,691	453,037
Due from brokers	70,690	59,396	35,919
Investment related receivables	172,914	190,166	177,208
Other assets	36,693	32,953	26,446
Total Assets	$21,920,403	$21,029,547	$19,352,910
LIABILITIES
Securities sold short, at fair value	$258,776	$252,118	$272,702
Repurchase agreements	3,570,514	3,064,277	2,655,444
Financial derivatives–liabilities, at fair value	195,319	80,793	53,073
Due to brokers	97,765	59,791	48,104
Investment related payables	57,789	40,721	36,092
Other secured borrowings	251,568	256,988	296,398
Other secured borrowings, at fair value	3,273,346	3,451,333	2,945,578
HMBS-related obligations, at fair value	11,294,032	11,057,752	10,406,332
Unsecured borrowings, at fair value	759,127	654,962	659,832
Base management fee payable to affiliate	7,344	7,355	6,869
Incentive fee payable to affiliate	902	920	—
Dividends payable	19,821	19,491	19,428
Interest payable	24,141	25,680	26,798
Accrued expenses and other liabilities	76,953	57,930	55,105
Total Liabilities	19,887,397	19,030,111	17,481,755
EQUITY
Preferred stock, par value $0.001 per share, 100,000,000 shares authorized; 9,200,089, 9,200,089, and 13,800,089 shares issued and outstanding, and $230,002, $230,002, and $345,002 aggregate liquidation preference, respectively	220,924	220,924	331,958
Common stock, par value $0.001 per share, 300,000,000 shares authorized, respectively; 130,116,611, 127,593,315 and 113,138,860 shares issued and outstanding, respectively	130	128	113
Additional paid-in-capital	2,141,047	2,106,033	1,915,152
Retained earnings (accumulated deficit)	(371,134)	(360,933)	(412,964)
Total Stockholders' Equity	1,990,967	1,966,152	1,834,259
Non-controlling interests	42,039	33,284	36,896
Total Equity	2,033,006	1,999,436	1,871,155
TOTAL LIABILITIES AND EQUITY	$21,920,403	$21,029,547	$19,352,910
SUPPLEMENTAL PER SHARE INFORMATION:
Book Value Per Common Share (2)	$13.53	$13.61	$13.16
(1)Derived from audited financial statements as of December 31, 2025.
(2)Based on total stockholders' equity less the aggregate liquidation preference of our preferred stock outstanding.

Reconciliation of Net Income (Loss) to Adjusted Distributable Earnings
We calculate Adjusted Distributable Earnings as U.S. GAAP net income (loss) as adjusted for: (i) realized and unrealized gain (loss) on securities and loans, REO, mortgage servicing rights, financial derivatives (excluding periodic settlements on interest rate swaps), any borrowings carried at fair value, and foreign currency transactions; (ii) Catch-up Amortization Adjustment (as defined below); (iii) non-cash equity compensation expense; (iv) provision for income taxes; (v) certain non-capitalized transaction costs; and (vi) other income or loss items that are of a non-recurring nature. For certain investments in unconsolidated entities, we include the relevant components of net operating income in Adjusted Distributable Earnings. The Catch-up Amortization Adjustment is a quarterly adjustment to premium amortization or discount accretion triggered by changes in actual and projected prepayments on our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on our then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter. Non-capitalized transaction costs include expenses, generally professional fees, incurred in connection with the acquisition of an investment or issuance of long-term debt. We also include in Adjusted Distributable Earnings, for all loans that we originate through Longbridge, any realized and unrealized gains (losses) on such loans up to the point of loan sale or securitization, net of sale or securitization costs; and any realized and unrealized gains (losses) on HECM buyout loans and REO related to Longbridge's servicing activities.
Beginning with the three-month period ended September 30, 2026, Adjusted Distributable Earnings is presented net of incentive fee expense. Adjusted Distributable Earnings presented for prior periods has been conformed to the current-period presentation.
Adjusted Distributable Earnings is a supplemental non-GAAP financial measure. We believe that the presentation of Adjusted Distributable Earnings provides information useful to investors, because: (i) we believe that it is a useful indicator of both current and projected long-term financial performance, in that it excludes the impact of certain current-period earnings components that we believe are less useful in forecasting long-term performance and dividend-paying ability; (ii) we use it to evaluate the effective net yield provided (a) by our investment portfolio, after the effects of financial leverage, and (b) by Longbridge, to reflect the earnings from its reverse mortgage origination and servicing operations; and (iii) we believe that presenting Adjusted Distributable Earnings assists investors in measuring and evaluating our operating performance, and comparing our operating performance to that of our residential mortgage REIT and mortgage originator peers. Please note, however, that: (I) our calculation of Adjusted Distributable Earnings may differ from the calculation of similarly titled non-GAAP financial measures by our peers, with the result that these non-GAAP financial measures might not be directly comparable; and (II) Adjusted Distributable Earnings excludes certain items that may impact the amount of cash that is actually available for distribution.
In addition, because Adjusted Distributable Earnings is an incomplete measure of our financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
Furthermore, Adjusted Distributable Earnings is different from REIT taxable income. As a result, the determination of whether we have met the requirement to distribute at least 90% of our annual REIT taxable income (subject to certain adjustments) to our stockholders, in order to maintain our qualification as a REIT, is not based on whether we distributed 90% of our Adjusted Distributable Earnings.
In setting our dividends, our Board of Directors considers our earnings, liquidity, financial condition, REIT distribution requirements, and financial covenants, along with other factors that the Board of Directors may deem relevant from time to time.

The following table reconciles, for the three-month periods ended September 30, 2026 and June 30, 2026, our Adjusted Distributable Earnings to the line on our Condensed Consolidated Statement of Operations entitled Net Income (Loss), which we believe is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended
	September 30, 2026				June 30, 2026
(In thousands, except per share amounts)	Investment Portfolio	Longbridge	Corporate/Other	Total	Investment Portfolio	Longbridge	Corporate/Other	Total
Net Income (Loss)	$61,907	$12,472	$(28,446)	$45,933	$72,907	$30,248	$(45,120)	$58,035
Income tax expense (benefit)	—	—	1,987	1,987	—	—	52	52
Net income (loss) before income tax expense (benefit)	61,907	12,472	(26,459)	47,920	72,907	30,248	(45,068)	58,087
Adjustments:
Realized (gains) losses, net(1)	(9,242)	—	2,234	(7,008)	24,332	—	—	24,332
Unrealized (gains) losses, net(2)	11,098	17,672	(1,527)	27,243	(24,012)	14,888	20,123	10,999
Unrealized (gains) losses on reverse MSRs, net of hedging (gains) losses(3)	—	(9,609)	—	(9,609)	—	(1,971)	—	(1,971)
Negative (positive) component of interest income represented by Catch-up Amortization Adjustment	(61)	—	—	(61)	(207)	—	—	(207)
Adjustment related to consolidated proprietary reverse mortgage loan securitizations(4)	—	(13,034)	—	(13,034)	—	(15,233)	—	(15,233)
Non-capitalized transaction costs and other expense adjustments(5)	1,932	1,085	2,467	5,484	1,472	958	206	2,636
(Earnings) losses from investments in unconsolidated entities	(2,098)	—	—	(2,098)	(10,975)	—	—	(10,975)
Adjusted distributable earnings from investments in unconsolidated entities(6)	14,947	—	—	14,947	12,623	—	—	12,623
Total Adjusted Distributable Earnings(7)	$78,483	$8,586	$(23,285)	$63,784	$76,140	$28,890	$(24,739)	$80,291
Dividends on preferred stock	—	—	4,205	4,205	—	—	4,205	4,205
Adjusted Distributable Earnings attributable to non-controlling interests	861	—	730	1,591	483	—	964	1,447
Adjusted Distributable Earnings Attributable to Common Stockholders(7)	$77,622	$8,586	$(28,220)	$57,988	$75,657	$28,890	$(29,908)	$74,639
Adjusted Distributable Earnings Attributable to Common Stockholders, per share(7)	$0.60	$0.07	$(0.22)	$0.45	$0.60	$0.23	$(0.24)	$0.59
(1)Includes realized (gains) losses on securities and loans, REO, financial derivatives (excluding periodic settlements on interest rate swaps), and foreign currency transactions which are components of Other Income (Loss) on the Condensed Consolidated Statement of Operations.
(2)Includes unrealized (gains) losses on securities and loans, REO, financial derivatives (excluding periodic settlements on interest rate swaps), borrowings carried at fair value, MSR-related investments, and foreign currency translations which are components of Other Income (Loss) on the Condensed Consolidated Statement of Operations.
(3)Represents net change in fair value of the HMBS MSR and Reverse MSRs attributable to changes in market conditions and model assumptions. This adjustment also includes net (gains) losses on certain hedging instruments (including interest rate swaps, futures, and short U.S. Treasury securities), which are components of realized and/or unrealized gains (losses) on financial derivatives, net, realized and/or unrealized gains (losses) on securities and loans, net, interest income, and interest expense on the Condensed Consolidated Statement of Operations.
(4)Represents the effect of replacing mortgage loan interest income (net of securitization debt expense) with interest income of the retained tranches.
(5)For the three-month period ended September 30, 2026, includes $2.1 million of debt issuance costs related to unsecured borrowings, at fair value, $1.8 million of other non-capitalized transaction costs, and $1.6 million of non-cash equity compensation and depreciation expense and various other expenses. For the three-month period ended June 30, 2026, includes $1.1 million of other non-capitalized transaction costs and $1.5 million of non-cash equity compensation and depreciation expense and various other expense.
(6)Includes the Company's proportionate share of net interest income, net loan origination income (expense), and operating expenses for certain investments in unconsolidated entities, including certain of its non-consolidated equity investments in loan originators that have been making (or are expected to make) distributions to the Company.
(7)Adjusted Distributable Earnings is calculated net of incentive fee expense, which was $0.9 million, or $0.01 per common share, for each of the three-month periods ended September 30, 2026 and June 30, 2026. The incentive fee is calculated by reference to a rolling four-quarter period and is based on Adjusted Net Income, a measure defined in our management agreement, rather than on Adjusted Distributable Earnings, which is based only on the current period. Adjusted Net Income takes into account realized and unrealized gains and losses from our investment portfolio, any extraordinary items and certain other items, all of which are excluded from Adjusted Distributable Earnings.